EXHIBIT 10.6

(CEO, CFO)

AMENDED AND RESTATED EXECUTIVE SEVERANCE AGREEMENT

By this Amended and Restated Executive Severance Agreement dated and effective as of July 30, 2019 (the “Agreement”), Alcoa Corporation (the “Company”), and [NAME], who has been designated as an officer of the Company by the Company’s Board of Directors (“Executive”), intending to be legally bound, and for good and valuable consideration, agree as follows:

I. Voluntary Resignation or Retirement.

You, the Executive, may terminate your employment with the Company by voluntarily resigning or by retiring. If you wish to resign or retire, you will provide the Company with at least three months’ advance written notice (the “Notice,” which shall contain your selected date of termination, which must be at least three months after the date the Notice is received by the Company (such date of receipt, the “Notice Date”)), after which the following conditions shall apply:

Your active service with the Company will be terminated on the date specified in the Notice (or such later date as you and the Company mutually agree), or such earlier date as the Company may determine in its sole discretion (the “Voluntary Termination Date”). During the period from the Notice Date through the Voluntary Termination Date, (i) the Company may, in its sole discretion, assign you such duties as it sees fit (but commensurate with your position) and (ii) you agree to continue to provide at least 20% of the average level of services you provided to the Company during the preceding 36-month period, such that your “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“409A”), occurs on the Voluntary Termination Date.

If your employment with the Company terminates pursuant to this Section I, you will be paid the following amounts on the first business day following the date which is six months after the Voluntary Termination Date (the “Six-Month Delay Date”) (or if sooner, upon your death), provided that on or after the Voluntary Termination Date, and at least 10 days prior to the Six-Month Delay Date, you execute and return to the Company the release agreement attached as Exhibit A (the “Release Agreement”) and (ii) any period within which you may revoke the Release Agreement pursuant to the terms thereof has expired without you having revoked the Release Agreement:

(i) $50,000 in consideration of execution and delivery of the Release Agreement as provided above; and

(ii) If the Voluntary Termination Date occurs before the date specified in your Notice and less than three months following the Notice Date (e.g., if the Company elects a Voluntary Termination Date earlier than the date specified in the Notice), a lump sum amount equal to your monthly base salary as of the Voluntary Termination Date for the time between the Voluntary Termination Date and three months following the Notice Date.

If your employment with the Company terminates pursuant to this Section I, upon and following the Voluntary Termination Date, your other compensation and benefits continue to be governed by the terms of the plans in which you participate; provided however, that payments and benefits under this Section I are in lieu of any other involuntary separation benefits or severance payments which you may be eligible to receive from the Company; and if you receive severance pay and benefits under the Company’s Change in Control Severance Plan, no payments will be made, or benefits provided, under this Agreement.

II. Termination of Executive’s Employment by the Company.

The Company may terminate your employment at any time, with or without Cause, with the results described below. In such case, the Company shall determine the effective date of your termination, which termination shall constitute a “separation from service” for purposes of 409A (the “Involuntary Termination Date”).

A. Involuntary Termination With Cause. If the Company terminates your employment due to Cause, you will receive no severance payment under this Agreement or any other severance plan, policy or arrangement of the Company or any of its affiliates. For purposes of this Agreement, “Cause” means: (i) your willful and continued failure to substantially perform your duties that has not been cured within thirty days after a written demand for substantial performance is delivered to you, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties, or (ii) your willful engagement in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company, and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Board determines that there is clear and convincing evidence that Cause exists and the Board finding to that effect is adopted by the affirmative vote of not less than three quarters of the entire membership of the Board (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard by the Board).

B. Involuntary Termination Without Cause. If the Company terminates your employment for reasons other than Cause, and you fulfill your obligations as set forth in this Agreement, you shall be paid the greater of (i) the amounts you would have been entitled to receive under the Alcoa USA Corp. Involuntary Separation Plan (or successor plan) if you had been an eligible participant under such plan or (ii) the amounts set forth below in this Section II.B, in either case on the Six-Month Delay Date (or if sooner, upon your death) or, with respect to the amount payable under Section II.B(ii), if later and applicable, in the fiscal year following the fiscal year in which the Involuntary Termination Date occurs, provided that, on or after the Involuntary Termination Date, and at least 10 days prior to the Six-Month Delay Date, (i) you execute and return to the Company the Release Agreement and (ii) any period within which you may revoke the Release Agreement pursuant to the terms thereof has expired without you having revoked the Release Agreement:

(i) a lump sum amount equivalent to two times your annual base salary as of the Involuntary Termination Date;

(ii) a pro-rated annual bonus for the fiscal year in which the Involuntary Termination Date occurs, which lump sum amount shall be determined based on, for such fiscal year, the level of achievement of the applicable performance goals under the Company’s Incentive Plan(s), the bonus-eligible percentage of your annual base pay in effect and the amount of base pay actually paid to you prior to the Involuntary Termination Date;

(iii) access to reasonable outplacement services suitable to the Executive’s position for a period of 12 months or, if earlier, until the first acceptance by the Executive of an offer of employment (to the extent of reimbursement for such outplacement services, such reimbursement shall occur prior to the last day of the 15th month following the Involuntary Termination Date);

(iv)  $50,000 in consideration of execution and delivery of the Release Agreement as provided above; and

(iv) (A) if, on the Involuntary Termination Date, you are an active participant who is accruing benefits under any tax-qualified, supplemental or excess defined benefit pension plan maintained by the Company or any of its affiliates or any other defined benefit plan or agreement entered into between you and the Company or any of its affiliates which is designed to provide you with supplemental defined benefit retirement benefits (a “DB Pension Plan”), a lump sum amount equal to the excess of (I) the actuarial equivalent of the aggregate retirement pension calculated as if you had been credited with an additional period of service commencing on your Involuntary Termination Date and ending on the earlier of (i) the 24 month anniversary of your Involuntary Termination Date, and (ii) the date upon which benefit accruals for active employees cease under the terms of the DB Pension Plan; over (II) the actuarial equivalent of the aggregate retirement pension which you had accrued under the provisions of the DB Pension Plan as of the Involuntary Termination Date. For purposes of this Section II.B(iv), actuarial equivalence shall be made consistent with the methodology used in the Alcoa Corporation Change in Control Severance Plan; or

(B) if, on the Involuntary Termination Date, you are not an active participant who is accruing benefits under a DB Pension Plan, but are eligible  to receive either Employer Retirement Income Contributions (ERIC) under an Alcoa Savings Plan (a “U.S. DC Plan”), a lump sum amount, in cash, equal to two times the U.S. DC Plan contribution percent in effect on the Involuntary Termination Date multiplied by the sum of your annual base salary as of your Involuntary Termination Date plus your target annual variable compensation; or

(C) if, on the Involuntary Termination Date, you are not an active participant who is accruing benefits under a DB Pension Plan, but are eligible to participate in the Global Pension Plan, you will receive a lump sum amount, in cash, equal to two times the Global Pension Plan annual percentage contribution in effect on the Involuntary Termination Date, multiplied by the sum of your annual base salary as of your Involuntary Termination Date plus your target annual variable compensation.

In addition, for a period of two years after the Involuntary Termination Date the Company shall arrange to provide you, and anyone entitled under the terms of the applicable plan to claim through you, health (including medical, behavioral, prescription drug, dental and vision) benefits substantially similar to those provided to active employees as long as you pay the active employee contribution rate for the coverage. Coverage provided under this Agreement will run concurrently with the coverage to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985. In order to comply with 409A, the following shall apply to the health care benefits provided pursuant to this paragraph, the costs of which are not fully paid by you (the “Health Benefits”). Any and all reimbursements of eligible expenses made pursuant to the Health Benefits shall be made no later than the end of the calendar year next following the calendar year in which the expenses were incurred. The amount of expenses that are eligible for reimbursement or of in-kind benefits that are provided pursuant to the Health Benefits in any given calendar year shall not affect the expenses that are eligible for reimbursement or benefits to be provided pursuant to the Health Benefits in any other calendar year, except as specifically permitted by Treasury Regulation Section 1.409A-3(i)(1)(iv)(B). Your right to the Health Benefits may not be liquidated or exchanged for any other benefit.

If your employment with the Company terminates pursuant to this Section II, upon and following the Involuntary Termination Date, your other compensation and benefits continue to be governed by the terms of the plans in which you participate; provided however, that payments and benefits under this Section II are in lieu of any other involuntary separation benefits or severance payments which you may be eligible to receive from the Company; and if you receive severance pay and benefits under the Company’s Change in Control Severance Plan, no payments will be made, or benefits provided, under this Agreement or the Alcoa USA Corp. Involuntary Separation Plan (or successor plan).

Restrictive Covenants

In light of the unique character of your position with the Company, the business relationships you have developed and will continue to develop while employed by the Company, and your knowledge of the Company’s business affairs including the Confidential Information (as defined below), and with the acknowledgment of the continuing consideration which you will receive from the Company as a member of its senior executive management team, and the personal financial security which is provided under this Agreement, or in the event of a change in control as defined in the Company’s Change in Control Severance Plan, you agree to the following Restrictive Covenants:

Noncompetition: During your employment and for a period of two (2) years thereafter (regardless of whether the termination of your employment is voluntary or involuntary), you will not directly or indirectly provide services, whether as a director, officer, partner, owner, employee, inventor, consultant, advisor, agent, or otherwise, to any domestic or international business or firm that is engaged or has plans to become engaged in the manufacturing, fabricating, distributing or selling of aluminum and/or aluminum related products for the aerospace, automotive, packaging, or other aluminum fabricated product markets, the mining of bauxite, conversion and refining of bauxite into alumina and/or the sale or distribution of alumina or alumina related chemical products or any other line of business in which the Company is involved or becomes involved during your employment with the Company (collectively, the “Aluminum Business”). However, you may own up to five percent (5%) of the outstanding securities of any publicly traded company.

It is not the Company’s intention to restrict or limit your activities, unless it is believed that there is a substantial possibility that your future employment, or activities in any of the lines of business in which the Company is engaged may be detrimental to the Company. So as to not unduly restrict your future employment, if you desire to enter into any employment arrangement or relationship with any entity in the above identified markets within the two year period, please consult with the Company to discuss your intended relationship with the competitive entity. You and the Company recognize that due to the many different businesses which presently compete, or which in the future may compete with the Company in the Aluminum Business, the Company will discuss your desire to enter into a business or professional relationship with any manufacturer or firm which may be perceived as a competitor.

Non-solicitation: During your employment and for a period of two (2) years thereafter (regardless of whether the termination of your employment was voluntary or involuntary), you will not directly or indirectly (i) solicit, induce or attempt to solicit or induce any current or future employee of the Company to leave the Company for any reason, or (ii) solicit business from, or engage in business with, any current or future customer or supplier of the Company which you met and dealt with during your employment with the Company for any purpose. In the event that you become aware that any present or future employee of the Company has been hired by any business or firm with which you are then affiliated, you will immediately notify the Company’s chief legal officer to confirm your non-solicitation of said employee.

Non-disparagement: You further agree that you will not disparage or subvert the Company or any of its affiliated corporations or entities, or any of their officers, directors, managers, members, employees, agents or representatives, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, managers, members, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company or any of its businesses and affiliated corporations or entities, your employment and the termination of your employment with the Company and its affiliated corporations or entities, irrespective of the truthfulness or falsity of such statement.

Confidentiality: During your employment with the Company and at all times thereafter, you will maintain the confidentiality of any and all information about the Company which is not generally known or available outside the Company, including without limitation, strategic plans, technical and operating know-how, business strategy, trade secrets, customer information, business operations and other proprietary information (“Confidential Information”), and you will not, directly or indirectly, disclose any Confidential Information to any person or entity, or use any Confidential Information, whether for your benefit or the benefit of any new employer or any other person or entity, or in any other manner that is detrimental to or inconsistent with any interest of the Company. If you receive notice that you may be required to disclose any Confidential Information pursuant to a subpoena or other lawful process, you must notify the Company’s chief legal officer immediately.

You acknowledge and agree that given the nature of the Company’s business, which is conducted throughout the world, and your position of confidence and trust with the Company, the scope and duration of these Restrictive Covenants are reasonable and necessary to protect the legitimate business interests of the Company. You further acknowledge that you have received substantial compensation from the Company and that your general skills and abilities are such that you can be gainfully employed in noncompetitive employment, and that this Agreement will in no way prevent you from earning a living following your employment with the Company.

You also recognize and agree that any breach or threatened or anticipated breach of any part of these Restrictive Covenants will result in irreparable harm to the Company, and that the remedy at law for any such breach or threatened breach will be inadequate. Accordingly, in addition to any other legal or equitable remedies that may be available to the Company, you agree that the Company shall be entitled to obtain an injunction, without posting a bond, to prevent any breach or threatened breach of any part of these Restrictive Covenants. You agree to reimburse the Company for all costs and expenses, including reasonable attorney’s fees and costs, incurred by the Company in connection with the enforcement of its rights under this Agreement.

In the event that any court of competent jurisdiction finds that the limitations set forth in these Restrictive Covenants are overly broad with respect to duration, geographic scope or scope of prohibited activities, such court shall have the authority to reduce the duration, area or activities of such provisions so as to be enforceable to the maximum extent compatible with applicable law, and such provisions shall then be enforced as modified. In the event that a court reduces the duration of the restriction, any unpaid amounts, as set forth above, shall be reduced on a pro rata basis.

Notwithstanding the foregoing, pursuant to the Defend Trade Secrets Act of 2016, you will not be held criminally, or civilly, liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, you may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, if you file a lawsuit alleging retaliation by the Company for reporting a suspected violation of the law, you may disclose the trade secret to your attorney and use the trade secret in the court proceeding, provided that you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

Further, nothing in this Agreement prohibits you from voluntarily communicating, without notice to or approval by the Company, with any federal or state government agency about a potential violation of a federal or state law or regulation or to participate in investigations, testify in proceedings regarding the Company’s or an affiliate’s past or future conduct, or engage in any activities protected under whistle blower statutes.

Tax Withholding

You shall be solely responsible for all taxes owed with respect to all payments and benefits provided hereunder. You must pay all applicable foreign, federal and state income and employment withholding taxes when due. The Company shall be entitled to withhold from amounts to be paid to you hereunder any federal, state or local withholding or other taxes or charges (or foreign equivalents of such taxes or charges) which it is from time to time required to withhold.

Application of 409A Provisions

If you provide a written, unqualified opinion from your tax advisor to the Company stating that you are a non-resident alien not subject to 409A at the time of your termination of employment, or that 409A otherwise does not apply to you at that time, unless the Company has reason to believe that such opinion is more likely than not incorrect, the Company shall cooperate with you to amend this Agreement in a mutually satisfactory manner to cause any severance payments payable hereunder to be paid as soon as practicable following your termination of employment, and to otherwise remove references to Section 409A from this Agreement; provided that in no event shall such payments be made unless and until you have returned an executed Release Agreement (signed by you on or following your termination date) and any period within which you may revoke the Release Agreement pursuant to the terms thereof has expired without you having revoked the Release Agreement. The Company shall have no responsibility for any taxes or penalties you may incur on account of any such amendments, whether pursuant to 409A or otherwise.

Governing Law; Jurisdiction

This Agreement shall be governed and interpreted in accordance with the laws of the State of Delaware without reference to its choice of law principles. Any action arising out of or related to this Agreement shall be brought in the state or Federal courts located in Pittsburgh, Pennsylvania, and you and the Company consent to the jurisdiction and venue of such courts.

Amendment; Waiver

No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is in writing and signed by a duly authorized representative of the Company. Any failure by you or the Company to enforce any of the provisions of this Agreement shall not be construed to be a waiver of such provisions or any right to enforce each and every provision in the future. A waiver of any breach of this Agreement shall not be construed as a waiver of any other or subsequent breach.

Successors; Binding Agreement

The Company shall have the right to assign its rights and obligations under this Agreement to any entity that acquires all or substantially all of the assets of the Company and continues the Company’s business. The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company.

Severability

In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in way be affected or impaired thereby.

Entire Agreement

You acknowledge that you have not relied upon any representations (whether oral or written) from the Company, other than as set forth in this Agreement. This Agreement sets forth the entire agreement and understanding between you and the Company and merges and supersedes any and all prior discussions, agreements, arrangements and understandings with regard to the subject matter hereof, and may not be modified, amended, discharged or supplemented in any respect, except by a subsequent writing signed by you and the Company. In the event that any payments under this agreement in the aggregate are more than 2.99 times of your base salary and bonus, the payments which you will be eligible to receive under this Agreement will be reduced accordingly. Except for involuntary separation benefits or other similar severance payments, this Agreement does not supersede the terms of any other compensation plans, stock option programs, welfare benefit plans, or other such plans or programs in which you are eligible to participate, or may become eligible to participate.

If you agree to the terms of this Agreement, please sign on the line provided below and return two signed copies to the Secretary. A fully executed copy will be returned to you for your files after it is signed by the Company.

Termination of Officer Status and Agreement

You hereby acknowledge and agree that, in the event you cease to be the Chief Executive Officer or the Chief Financial Officer of the Company, as the case may be, as designated by the Board or a committee thereof, and remain employed with the Company in another continuing role thereafter, this Agreement shall immediately terminate and become null and void upon such Board determination date and you shall not have any right to payments or benefits provided hereunder.

IN WITNESS WHEREOF, the Company, by its duly authorized representative, and the Executive have executed this Agreement on the dates stated below, effective as of the date first set forth above.

ALCOA CORPORATION

By:
Title:
Date:

[EXECUTIVE]

By:
Title:
Date: